EXHIBIT 10(28)
SERVICE AGREEMENT
Between
CANARGO ENERGY CORPORATION
and
JEFFREY WILKINS
Pacific House
70 Wellington Street
GLASGOW
G2 6SB
Tel: +44 (0)141 248 6677
Fax: +44 (0)141 221 1390
E-Mail: enquiries@mcgrigors.com
Web Site: http://www.mcgrigors.com
1043007_1

 (i)

 (ii)

Clause	Heading	Page No.

24	ENTIRE AGREEMENT	20

25	NO OUTSTANDING CLAIMS	20

26	SEVERANCE	20

27	NOTICE	20
27.1	Notices and deemed receipt	20
27.2	No electronic service	21

28	GOVERNING LAW AND JURISDICTION	21
28.1	Governing law	21
28.2	Jurisdiction	21
 (iii)

THIS AGREEMENT is made on the 22 day of August 2006 between
(1)	CANARGO ENERGY CORPORATION, a Corporation incorporated under the laws of Delaware, USA and having an address at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 (the “Company”); and
(2)	JEFFREY WILKINS, residing at The Dell, Nuthurst Street, Horsham, West Sussex, RH13 6LH (the “Executive”)
WHEREAS the Company wishes to employ the Executive as Chief Financial Officer on the terms and conditions of this Agreement and the Executive wishes to accept such employment.
IT IS AGREED as follows:-
1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Basic Salary” means the annual salary, as specified in Clause 6.1 or, as appropriate, the reviewed annual salary from time to time;

“Board” means the Board of directors of the Company from time to time or any duly authorised committee thereof;

“Compensation Committee” means the compensation committee appointed by the Board;

“Confidential Information” means all information which is identified or treated by the Company or any Group Company or any of the Group’s clients or customers as confidential or which by reason of its character or the circumstances or manner of its disclosure is evidently confidential including (without prejudice to the foregoing generality) any information about the personal affairs of any of the directors (or their families) of the Company or any Group Company, business plans, proposals relating to the acquisition or disposal of a company or business or proposed expansion or contraction of activities, maturing new business opportunities, research and development projects, designs, secret processes, trade secrets, product or services development and formulae, know-how, inventions, sales statistics and forecasts, marketing strategies and plans, costs, profit and loss and other financial information (save to the extent published in audited accounts), prices and discount structures and the names, addresses and contact and other details of: (a) employees and their terms of employment; (b) customers and potential customers, their requirements and their terms of business with the Company/Group; and (c) suppliers and potential suppliers and their terms of business (all whether or not recorded in writing or in electronic or other format);

“Employment” means the employment of the Executive under this Agreement or, as the context requires, the duration of that employment;

“Group” means the Company, any holding company or undertaking of the Company and any subsidiaries and subsidiary undertakings of the Company or such holding company or undertaking;

“Group Company” means any company within the Group;

“Intellectual Property Rights” means any and all existing and future intellectual or industrial property rights in and to any Works (whether registered or unregistered), including all existing and future patents, copyrights, design rights, database rights, trade marks, semiconductor topography rights, plant varieties rights, internet rights/domain names, know-how and any and all applications for any of the foregoing and any and all rights to apply for any of the foregoing in and to any Works;

“Minority Holder” means a person who either solely or jointly holds (directly or through nominees) any shares or loan capital in any company whose shares are listed or dealt in on a recognised investment exchange (as that term is defined by Section 285 of the Financial Services and Markets Act 2000) provided that such holding does not, when aggregated with any shares or loan capital held by the Executive’s partner and/or his or his partner’s children under the age of 18, exceed 3% of the shares or loan capital of the class concerned for the time being issued;

“Termination Date” means the date of termination of the Employment; and

“Works” means any documents, materials, models, designs, drawings, processes, inventions, formulae, computer coding, methodologies, know-how, Confidential Information or other work, performed made, created, devised, developed or discovered by the Executive in the course of the Employment either alone or with any other person in connection with or in any way affecting or relating to the business of the Company or any Group Company or capable of being used or adapted for use therein or in connection therewith.

1.2	Interpretation and Construction

Save to the extent that the context or the express provisions of this Agreement require otherwise, in this Agreement:-
(a)	words importing the singular shall include the plural and vice versa;

(b)	words importing any gender shall include all other genders;

(c)	words importing the whole shall be treated as including reference to any part of the whole;

(d)	any reference to a Clause, the Schedule or part of the Schedule is to the relevant Clause, Schedule or part of the Schedule of or to this Agreement unless otherwise specified;

(e)	reference to this Agreement or to any other document is a reference to this Agreement or to that other document as modified, amended, varied, supplemented, assigned, novated or replaced from time to time;

(f)	reference to a provision of law is a reference to that provision as extended, applied, amended, consolidated or re-enacted or as the application thereof is modified from time to time and shall be construed as including reference to any order, instrument, regulation or other subordinate legislation from time to time made under it [except to the extent that any extension, application, amendment, consolidation, re-enactment modification or construction takes effect after the date of this Agreement and has the effect of increasing or extending any obligation or liability or otherwise adversely affects the rights of, any Party];

(g)	references to a “person” includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association, partnership or unincorporated body (whether or not having separate legal personality) of two or more foregoing;

(h)	any phrase introduced by the words “including”, “include”, “in particular” or any similar expression shall be construed as illustrative only and shall not be construed as limiting the generality of any preceding words;

(i)	the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.
1.3	Headings

The table of contents and the headings in this Agreement are included for convenience only and shall be ignored in construing this Agreement.

2	THE EMPLOYMENT

2.1	Appointment

Subject to the provisions of this Agreement, the Company employs the Executive and the Executive accepts employment as Chief Financial Officer of the Company with effect from 1 August 2006 notwithstanding the date or dates of this Agreement.

2.2	Work Permits and warranty

2.2.1	The Executive warrants to the Company that by virtue of entering into this Agreement he will not be in breach of any express or implied obligation to any third party, including any restrictive covenants.
2.2.2	The Executive warrants that he is legally entitled to work in the United Kingdom and will throughout the Employment continue to hold a valid UK work permit if appropriate. Should the Company discover that the Executive does not have permission to live and work in the United Kingdom or if any such permission is revoked, the Company reserves the right to terminate the Employment immediately and without notice or pay in lieu of notice and without referring to the warning stages of the Company’s disciplinary procedure.
3	DURATION OF THE EMPLOYMENT

3.1	Continuous Employment

The Executive’s continuous period of employment with the Company commenced on 1 August 2006. No employment with any previous employer shall count as part of the Executive’s continuous period of employment.

3.2	Duration

Subject to the provisions of Clauses 3 and 16.1 the Employment shall continue unless and until terminated at any time by:-
(a)	the Company giving to the Executive not less than six months’ prior written notice of termination of the Employment; or

(b)	the Executive giving to the Company not less than six months’ prior written notice of termination of the Employment.

3.3	Payment in lieu of notice

3.3.1	The Company shall be entitled, at its sole discretion, to terminate the Employment immediately in writing at any time and to make a payment to the Executive, calculated in accordance with the provisions of Clauses 3.3 (the payment being referred to as a “Notice Payment”).

3.3.2	For the avoidance of doubt, the Company is not obliged to make a Notice Payment. If the Company shall decide not to make a Notice Payment, the Executive shall not be entitled to enforce that payment as a contractual debt nor as liquidated damages.

3.3.3	The Notice Payment will be paid less all deductions that are required or permitted by law to be made including in respect of income tax, national insurance contributions and any sums due to the Company or any Group Company.

3.3.4	The Notice Payment will consist of a sum equivalent to the Basic Salary which the Executive would have received during any notice period during which the Executive would otherwise have been entitled to work in terms of Clause 3.2 together with any other benefits which he would have received during that period.

3.4	Compulsory retirement

Notwithstanding Clause 3.2, the Employment shall terminate without notice on the Executive’s 65th birthday.

4	HOURS AND PLACE OF WORK

4.1	Hours of work

The Executive agrees that he shall work such hours as are necessary for the proper performance of his duties. The Executive shall work a minimum of 140 hours per month based upon an 8 hour day Monday to Friday between the hours of 8.00 am and 6.00 pm, with a break of one hour for lunch each day.

4.2	Working Time Regulations

The Executive agrees to work hours that exceed the maximum average weekly working time limit of 48 hours imposed by the Working Time Regulations 1998. The Executive may withdraw his agreement on giving to the Company six months’ prior written notice.

4.3	Place of work

4.3.1	The Executive’s place of work will initially be at the Company’s offices in Guernsey but the Company will require the Executive to travel to and work at any of the premises of the Company or the Group as may be required for the proper performance of his duties, including in particular the Company’s London office, within Guernsey, the United States and countries of the former Soviet Union. The Executive will be given reasonable notice of any change in his permanent place of work.

5	SCOPE OF THE EMPLOYMENT

5.1	Duties of the Executive

During the Employment the Executive shall:-
(a)	undertake and carry out to the best of his ability such duties and exercise such powers in relation to the Company’s business as may from time to time be assigned to or vested in him by the Board, including without limitation the duties listed in the Schedule attached hereto;

(b)	in the discharge of those duties and the exercise of those powers observe and comply with all lawful resolutions, regulations and directions from time to time made by, or under the authority of, the Board and promptly upon request, give a full account to the Board or a person duly authorised by the Board of all matters with which he is entrusted;

(c)	unless prevented by ill-health, holidays or other unavoidable cause, devote the whole of his working time, attention and skill to the discharge of his duties hereunder; and

(d)	faithfully and diligently perform his duties and at all times use his best endeavours to promote and protect the interests of the Company/Group.
5.2	Right to suspend duties and powers
5.2.1	The Company reserves the right in its absolute discretion to suspend all or any of the Executive’s duties and powers on terms it considers expedient or to require him to perform only such duties, specific projects or tasks as are assigned to him expressly by the Company (including the duties of another position) in any case for such period or periods and at such place or places (including, without limitation, the Executive’s home) as the Company in its absolute discretion deems necessary (the “Garden Leave”).
5.2.2	The Company may, at its sole discretion, require that during the Garden Leave the Executive shall not:
(a)	enter or attend the premises of the Company or any Group Company;

(b)	contact or have any communication with any client or prospective client or supplier of the Company or any Group Company in relation to the business of the Company or any Group Company;

(c)	contact or have any communication with any employee, officer, director, agent or consultant of the Company or any Group Company in relation to the business of the Company or any Group Company;

(d)	remain or become involved in any aspect of the business of the Company or any Group Company except as required by such companies; or

(e)	work either on his own account or on behalf of any other person.
5.2.3	During Garden Leave, the Executive will continue to receive his Basic Salary and benefits.

5.2.4	For the avoidance of doubt, the Company may exercise its powers under this Clause 5.2 at any time during the Employment including after notice of termination has been given by either party.

5.3	Joint appointments

The Company shall be at liberty to appoint any other person or persons to act jointly with the Executive in any position to which he may be assigned from time to time.

5.4	Intra-Group transfer or secondment

The Company may at its sole discretion transfer this Agreement or second the Executive to any Group Company at any time.

6	REMUNERATION

6.1	Basic Salary

During the Employment the Company shall pay the Executive a Basic Salary of not less than £120,000 per annum. The Basic Salary shall accrue from day to day and be payable by credit transfer in equal monthly instalments in arrears on or around the 15th day of each calendar month or otherwise as arranged from time to time.

6.2	Salary review

The Basic Salary shall be reviewed annually at the discretion of the Compensation Committee. The Company is not obliged to increase the Basic Salary at any review.

7	EXPENSES

7.1	Out-of-pocket expenses

The Company shall reimburse to the Executive (against receipts or other appropriate evidence as the Board may require) the amount of all out-of-pocket expenses reasonably and properly incurred by him in the proper discharge of his duties hereunder.

7.2	Company credit/charge cards

In the event that the Company issues a Company sponsored credit or charge card to the Executive he shall use such card only for expenses reimbursable under Clause 7.1 and shall return it to the Company when so requested and in any event immediately on termination of the Employment howsoever arising.

8	DEDUCTIONS

The Executive agrees that the Company may deduct from any sums due to him under this Agreement any sums due by him to the Company including, without limitation, any debits to his Company credit or charge card not authorised by the Company, the Executive’s pension contributions (if any), any overpayments, loans or advances made to him by the Company, the cost of repairing any damage or loss to the Company’s property caused by him and any losses suffered by the Company as a result of any negligence or breach of duty by the Executive.

9	PENSION SCHEME

9.1	The Scheme

There is no pension scheme and there is no contracting-out certificate in terms of the Pension Schemes Act 1993. However, the Company will pay a monthly contribution of 9% of the Executive’s Basic Salary into a personal pension scheme held by the Executive provided the Company is satisfied that the personal pension scheme is a properly authorised scheme for tax and regulatory purposes.

10	OTHER INSURANCE & BENEFITS

10.1	Life assurance

The Company will provide the Executive with the benefit of death in service life assurance which, in the event of death itself will pay a maximum amount of 4 times the Executive’s Basic Salary, subject to the terms and conditions of the assurance policy.

10.2	Private medical insurance

The Company shall provide the Executive with PPP Healthcare cover at the expense of the Company, always subject to the terms and conditions of the PPP Healthcare scheme from time to time.

10.3	Travel Insurance

The Company shall provide the Executive with travel insurance to cover the Executive when travelling on Company business at the expense of the Company, always subject to terms and conditions of the travel insurance policy from time to time.

10.4	PHI

The Executive shall be entitled to participate in a Permanent Health Insurance (“PHI”) scheme always subject to the following terms and conditions:-
(a)	the terms and conditions of the PHI scheme from time to time;

(b)	the insurer or provider of the Health Care Scheme honouring the claim in respect of the Executive; and

(c)	the Executive’s acceptance of such variations to his terms and conditions of employment as may from time to time be required by the Company.
10.5	Payments

10.5.1	All payments under a PHI scheme or the like will be subject to the deductions required by law.

10.5.2	Where payments are made under a PHI scheme all other benefits provided to or in respect of the Executive will cease from the start of those payments (if they have not done so already), unless the Company is fully reimbursed by the PHI scheme for the cost of providing the benefit.

10.6	Right to terminate or amend

The Company reserves the right at its absolute discretion to terminate or amend at any time any Health Care Scheme or the Executive’s membership of any scheme. The Company will provide an equivalent benefit unless, in the reasonable opinion of the Board, it is unable to secure insurance at reasonable premiums due to the medical condition of the Executive.
10.7	Medical examinations and health records

The Executive shall submit to such medical examinations by a doctor selected by the Board as may reasonably be required by the Board from time to time. The Executive authorises the Company to make applications on his behalf for access to any health records relating to him for the purposes of Section 3 of the Access to Health Records Act 1990, provided that the Executive is given prior notice of any application being made. Copies of any health records provided to the Board as a result of any application shall be made available to the Executive. The fees and expenses incurred in the provision of any medical examination and of obtaining access to the health records shall be borne by the Company.

11	HOLIDAYS

11.1	The holiday year

The Company’s holiday year runs from 1st January to 31st December. Holidays can only be taken with the prior permission of the Chief Executive Officer.

11.2	Annual entitlement

11.2.1	The Executive’s annual entitlement to paid holidays is to those public or customary holidays recognised by the Company in any holiday year and in addition, 25 contractual days’ holiday.

11.2.2	Entitlement to contractual holidays is accrued pro rata throughout the holiday year. The Executive will be entitled to take public and customary holidays on the days that they are recognised by the Company during the holiday year.

11.2.3	The Executive is not entitled to carry any unused holiday entitlement forward to the next holiday year without the permission of the Company.

11.3	Holiday entitlement on termination

Upon notice of termination of the Employment being served by either party, the Company may require the Executive to take any unused holidays accrued at that time during any notice period. Alternatively, the Company may, at its discretion, on termination of the Employment, make a payment in lieu of accrued contractual holiday entitlement. The Executive will be required to make a payment to the Company in respect of any holidays taken in excess of his holiday entitlement accrued at the Termination Date. Any sums so due may be deducted from any money owing to the Executive by the Company.

12	ABSENCE

12.1	Absence due to sickness or injury

If the Executive is absent from work due to sickness or injury he shall:
(a)	immediately inform the Company of his sickness or injury;

(b)	in respect of a consecutive period of absence lasting less than 8 days (including weekends), send to the Company a self-certification form in a format stipulated by the Company; and

(c)	in respect of any absence exceeding 7 consecutive days (including weekends), send to the Company a medical certificate signed by a doctor covering the further consecutive period of absence.
12.2	Payment of salary during absence

12.2.1	Subject to the Executive complying with the terms of Clause 12.1, the Company shall continue to pay Basic Salary and other benefits during any period of absence due to sickness or injury for up to a maximum period of 10 weeks in any period of 12 consecutive months (the 12 month period referred to as the “Entitlement Period”) and thereafter a sum equivalent to 50% of Basic Salary during any further period of absence due to sickness or injury in the same Entitlement Period for up to a maximum period of 10 weeks unless the Employment is terminated in terms of Clauses 3 or 16. The first Entitlement Period will begin on the first day of absence and any subsequent Entitlement Period will start on the first day of any absence occurring outside an enduring Entitlement Period.

12.2.2	Payment of the Basic Salary in terms of Clause 12.2.1 shall be made less:
(a)	an amount equivalent to any Statutory Sick Pay payable to the Executive;

(b)	any sums which may be received by the Executive under any insurance policy effected by the Company; and

(c)	any other benefits or sums which the Executive receives in terms of the Employment or under any relevant legislation.
12.2.3	Once entitlement to Basic Salary under Clause 12.2.1 lapses, the Executive shall have no right to any benefit or emolument from the Company except any permanent health insurance benefit in accordance with Clause 10 and/or any remaining entitlement to Statutory Sick Pay.

12.3	Absence caused by third party negligence

If the Executive’s absence is caused by the negligence of a third party in respect of which damages are recoverable, then all sums paid by the Company during the period of absence in terms of Clause 12.2 shall constitute loans to the Executive who shall:-
(a)	immediately notify the Company of all the relevant circumstances and of any claim, compromise, settlement or Judgment made or awarded; and

(b)	if the Company so requires, refund to it an amount determined by the Company , not exceeding the lesser of:
(i)	the amount of damages recovered by him in respect of loss of earnings during the period of absence under any compromise, settlement or Judgment; and

(ii)	the sums advanced to him by the Company in respect of the period of incapacity.

13	OTHER INTERESTS

13.1	Disclosure of other interests

The Executive shall disclose to the Board any interest of his own (or that of his partner or of any child of his or of his partner under eighteen years of age):-
(a)	in any trade, business or occupation whatsoever which is in any way similar to any of those in which the Company or any Group Company is involved; and

(b)	in any trade, business or occupation carried on by any supplier or customer of the Company or any Group Company whether or not such trade, business or occupation is conducted for profit or gain.
13.2	Restrictions on other activities and interests of the Executive
13.2.1	During the Employment the Executive shall not at any time, without the prior written consent of the Board, either alone or jointly with any other person, carry on or be directly or indirectly employed, engaged, concerned or interested in any business, prospective business or undertaking other than a Group Company. Nothing contained in this Clause shall preclude the Executive from being a Minority Holder unless the holding is in a company that is a direct business competitor of the Company or any Group Company in which case, the Executive shall obtain the prior consent of the Board to the acquisition or variation of such holding.
13.2.2	If the Executive, with the consent of the Board, accepts any other appointment he must keep the Company accurately informed of the amount of time he spends working under that appointment.
13.3	Transactions with the Company

Subject to any regulations issued by the Company, the Executive shall not be entitled to receive or obtain directly or indirectly any discount, rebate or commission as a result of any sale or purchase of goods or services effected or other business transacted (whether or not by him) by or on behalf of the Company or any Group Company and if he (or any person in which he is interested) obtains any discount, rebate or commission he shall account to the Company for the amount received by him (or a due proportion of the amount received by the person having regard to the extent of his interest therein).

14	CONFIDENTIALITY AND COMPANY DOCUMENTS

14.1	Restrictions on disclosure/use of Confidential Information

The Executive must not either during the Employment (except in the proper performance of his duties) or at any time (without limit) after the Termination Date:
(a)	divulge or communicate to any person;

(b)	use for his own purposes or for any purposes other than those of the Company or any Group Company; or

(c)	through any failure to exercise due care and diligence, cause any unauthorised disclosure of;

any Confidential Information. The Executive must at all times use his best endeavours to prevent publication or disclosure of any Confidential Information. These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Executive.
14.2	Protection of Company documents and materials

All notes, records, lists of customers, suppliers and employees, correspondence, computer and other discs or tapes, data listings, codes, keys and passwords, designs, drawings and other documents or material whatsoever (whether made or created by the Executive or otherwise and in whatever medium or format) relating to the business of the Company or any Group Company or any of its or their clients (and any copies of the same):
(a)	shall be and remain the property of the Company or the relevant Group Company or client; and

(b)	shall be handed over by the Executive to the Company or the relevant Group Company or client on demand by the Company and in any event on the termination of the Employment.
15	INVENTIONS AND OTHER WORKS

15.1	Executive to further interests of the Company

The Company and the Executive agree that the Executive may make or create Works during the Employment and agree that in this respect the Executive is obliged to further the interests of the Company and any Group Company.

15.2	Disclosure and ownership of Works

The Executive must immediately disclose to the Company all Works and all Intellectual Property Rights. Both the Works and all Intellectual Property Rights will (subject to sections 39 to 43 of the Patents Act 1977) belong to and be the absolute property of the Company or any other person the Company may nominate.

15.3	Protection, registration and vesting of Works

The Executive shall immediately on request by the Company (whether during or after the Termination Date) and at the expense of the Company:
(a)	apply or join with the Company or any Group Company in applying for any Intellectual Property Rights or other protection or registration (“Protection”) in the United Kingdom and in any other part of the world for, or in relation to, any Works;

(b)	execute all instruments and do all things necessary for vesting all Intellectual Property Rights or Protection when obtained and all right, title and interest to and in the same absolutely and as sole beneficial owner in the Company or such Group Company or other person as the Company may nominate; and

(c)	sign and execute any documents and do any acts reasonably required by the Company in connection with any proceedings in respect of any applications and any publication or application for revocation of any Intellectual Property Rights or Protection.

15.4	Waiver of rights by the Executive

The Executive hereby irrevocably and unconditionally waives all rights under Chapter IV Copyright, Designs and Patents Act 1988 and any other moral rights which he may have in the Works, in whatever part of the world such rights may be enforceable including:
(a)	the right conferred by section 77 of that Act to be identified as the author of any such Works; and

(b)	the right conferred by section 80 of that Act not to have any such Works subjected to derogatory treatment.
15.5	Power of Attorney

The Executive hereby irrevocably appoints the Company to be his attorney and in his name and on his behalf to execute any such act and to sign all deeds and documents and generally to use his name for the purpose of giving to the Company the full benefit of this Clause. The Executive agrees that, with respect to any third parties, a certificate signed by any duly authorised officer of the Company that any act or deed or document falls within the authority hereby conferred shall be conclusive evidence that this is the case.

15.6	Statutory rights

Nothing in this Clause 15 shall be construed as restricting the rights of the Executive or the Company under sections 39 to 43 of the Patents Act 1977.

16	TERMINATION

16.1	Termination events

Notwithstanding the provisions of Clauses 3 and 10, the Company shall be entitled, but not bound, to terminate the Employment:
(a)	with immediate effect by giving to the Executive notice in writing at any time after the occurrence of any one or more of the following events:-
(i)	if the Executive is guilty of any gross misconduct or behaviour which tends to bring himself or the Company or any Group Company into disrepute; or

(ii)	if the Executive commits any material or persistent breach of this Agreement, or fails to comply with any reasonable order or direction of the Board, or fails to perform his duties to the standard required by the Board; or

(iii)	if he becomes insolvent or bankrupt or compounds with or grants a trust deed for the benefit of his creditors; or

(iv)	if his behaviour (whether or not in breach of this Agreement) can reasonably be regarded as materially prejudicial to the interests of the Company or any Group Company, including if he is found guilty of any criminal offence punishable by imprisonment (whether or not such sentence is actually imposed); or

(v)	has an order made against him disqualifying him from acting as a company director; or

(vi)	if he becomes of unsound mind; or
(b)	by giving not less than six months’ notice in writing if the Executive has been prevented by reason of ill health, injury or some other reason beyond his control, from performing his duties under this Agreement for a period or periods aggregating at least ninety days in the preceding period of twelve consecutive months provided that if at any time during the period of such notice and before the termination of the Employment the Executive shall provide a medical certificate satisfactory to the Board to the effect that he has fully recovered his physical and/or mental health and that no recurrence of illness or incapacity can reasonably be anticipated, the Company shall withdraw the notice.
16.2	Company’s right to proceed

While the Company will endeavour to deal fairly with allegations against the Executive, it reserves the right to proceed under Clause 16.1 without prior notice and without holding a hearing or inviting any representations from the Executive.

16.3	No damages or payment in lieu of notice

In the event of the Employment being terminated in accordance with Clause 16.1(a), the Executive shall not be entitled to receive any payment in lieu of notice nor make any claim against the Company or any Group Company for damages for loss of office or termination of the Employment. Regardless of this, the termination shall be without prejudice to the continuing obligations of the Executive under this Agreement.

17	EVENTS UPON TERMINATION

17.1	Obligations upon termination

Immediately upon the termination of the Employment howsoever arising or immediately at the request of the Board at any time after either the Company or the Executive has served notice of termination of the Employment, the Executive shall deliver to the Company all Works, materials within the scope of Clause 14.2 and all other materials and property including credit or charge cards, mobile telephone, computer equipment, disks and software, passwords, encryption keys or the like, keys, security pass, letters, stationery, documents, files, films, records, reports, plans and papers (in whatever format including electronic) and all copies thereof used in or relating to the business of the Company or the Group which are in the possession of or under the control of the Executive.

18	RESTRICTIONS AFTER TERMINATION

18.1	Definitions

Since the Executive is likely to obtain Confidential Information in the course of the Employment and personal knowledge of and influence over suppliers, customers, clients and employees of the Company and Group Companies, the Executive hereby agrees with the Company that in addition to the other terms of this Agreement and without prejudice to the other restrictions imposed upon him by law, he will be bound by the covenants and undertakings contained in Clauses 18.2 to 18.5. In this Clause 18, unless the context otherwise requires:

“Critical Employee” means any person who was a director, employee or consultant of the Company at any time within the Relevant Period who by reason of that position and in particular his seniority and expertise or knowledge of Confidential Information or knowledge of or influence over the clients, customers or contacts of the Company is likely to cause damage to the Company if he were to leave the employment of the Company and become employed by a competitor of the Company;
“Relevant Period” means the period of twelve months immediately preceding the Termination Date;

“Restricted Area” means any country in the world where, on the Termination Date, the Company or any Group Company has a valid licence for the exploration and/or production of oil and/or gas; and

“Restricted Period” means the period commencing on the Termination Date and, subject to the terms of Clause 18.4, continuing for twelve months.
18.2	Restrictive covenants

The Executive confirms that, neither during the Employment nor during the Restricted Period, without the prior written consent of the Company, whether by himself, through his employees or agents or otherwise and whether on his own behalf or on behalf of any person, directly or indirectly, he will not:
(a)	so as to compete with the Company within the Restricted Area, be employed or engaged or at all interested in (except as a Minority Holder) a business or person which is involved in the business of exploration or production of oil and/or gas, if the business is or seeks to be in competition with the Company;

(b)	solicit or induce or endeavour to solicit or induce any person who, on the Termination Date, was a Critical Employee (and with whom the Executive had dealings during the Relevant Period) to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract;

(c)	employ or otherwise engage any Critical Employee in the business of exploration or production of oil and/or gas, if that business is, or seeks to be, in competition with the Company; or

(d)	solicit or induce or endeavour to solicit or induce any Government body or agency or any other third party in the Restricted Area to cease to deal with the Company and shall not interfere in any way with any relationship between any such Government body or agency or other third party and the Company.
18.3	Application of restrictive covenants to other Group Companies

Clause 18.2 shall also apply as though references to the “Company” in Clauses 18.1 and 18.2 include references to each Group Company in relation to which the Executive has in the course of the Employment or by reason of rendering services to or holding office in such Group Company:
(a)	acquired knowledge of its trade secrets or Confidential Information; or

(b)	had personal dealings with its Customers or Prospective Customers; or

(c)	supervised directly or indirectly employees having personal dealings with its Customers or Prospective Customers;

but so that references to the “Company” shall for this purpose be deemed to be references to the relevant Group Company. The obligations undertaken by the Executive pursuant to this Clause 18.3 shall, with respect to each Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company.
18.4	Effect of suspension on Restricted Period

If the Company exercises its right to suspend the Executive’s duties and powers under Clause 5.2 after notice of termination of the Employment has been given, the aggregate of the period of the suspension and the Restricted Period shall not exceed twelve months and if the aggregate of the two periods would exceed twelve months, the Restricted Period shall be reduced accordingly.

18.5	Further undertakings

The Executive hereby undertakes to the Company that he will not at any time:
(a)	during the Employment or after the Termination Date engage in any trade or business or be associated with any person engaged in any trade or business using any trading names used by the Company or any Group Company including the names or incorporating the words “CanArgo” or “CanArgo Energy Corporation”; or

(b)	after the Termination Date represent or otherwise indicate any association or connection with the Company or any Group Company or for the purpose of carrying on or retaining any business represent or otherwise indicate any past association with the Company or any Group Company.
18.6	Severance

The restrictions in this Clause 18 (on which the Executive has had the opportunity to take independent advice, as the Executive hereby acknowledges) are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances. It is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a Group Company but would be adjudged reasonable if some part of it were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.

19	RECONSTRUCTION AND AMALGAMATIONS

If the Company undergoes any process of reconstruction or amalgamation (whether or not involving the liquidation of the Company) and the Executive is offered employment by the successor or proposed successor to the Company or any Group Companies on terms not materially less favourable overall to those under this Agreement whether as to duties, responsibilities, remuneration or otherwise and the Executive does not accept the offer within one month of it being made, then the Executive shall have no claim against the Company or the successor to the Company in respect of termination of this Agreement and the Employment.

20	DISCIPLINARY, DISMISSAL AND GRIEVANCE PROCEDURE

20.1	Disciplinary procedures

Any disciplinary or dismissal action taken in connection with the Employment will usually be taken in accordance with the Company’s normal disciplinary and dismissal procedures (which are workplace rules and not contractually binding) a copy of which is available from the Secretary of the Company. If the Executive is dissatisfied with any disciplinary or dismissal decision taken in relation to the Executive, the Executive should refer to the disciplinary and dismissal procedure.

20.2	Grievance procedure

If the Executive wishes to obtain redress of any grievance relating to the Employment, he shall apply in writing to the Chief Executive Officer, setting out the nature and details of any such grievance or dissatisfaction. Subsequent steps in the Company’s grievance procedures are set out in the Company’s normal grievance procedures (which are workplace rules and not contractually binding) a copy of which is available from the Secretary of the Company.

21	GENERAL

21.1	Provisions which survive termination

Any provision of this Agreement which is expressed or intended to have effect on, or to continue in force after, the termination of this Agreement shall have such effect, or, as the case may be, continue in force, after such termination.

21.2	No collective agreements

There are no collective agreements that directly affect the terms and conditions of the Employment.

22	DATA PROTECTION

The Executive acknowledges and agrees that the Company is permitted to hold personal information about the Executive as part of its personnel and other business records and may use such information in the course of the Company‘s or the Group‘s business. The Executive agrees that the Company may disclose such information to third parties in the event that such disclosure is in the Company‘s view required for the proper conduct of the Company‘s business or that of any Group Company. This Clause applies to information held, used or disclosed in any medium.

23	AMENDMENTS, WAIVERS AND REMEDIES

23.1	Amendments

No amendment or variation of this Agreement or any of the documents referred to in it (other than an alteration in the Basic Salary) shall be effective unless it is in writing and signed by or on behalf of each of the parties.

23.2	Waivers and remedies cumulative

23.2.1	The rights of each party under this Agreement:
(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.
Delay in exercising or non-exercise of any right is not a waiver of that right.
23.2.2	Any right of rescission conferred upon the Company by this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it.

24	ENTIRE AGREEMENT

This Agreement and the documents referred to in it, constitute the entire agreement and understanding of the parties and supersede any previous agreement between the parties relating to the subject matter of this Agreement.

25	NO OUTSTANDING CLAIMS

The Executive hereby acknowledges that he has no outstanding claims of any kind against the Company or any Group Company.

26	SEVERANCE

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:
(a)	the legality, validity or enforceability in that jurisdiction of any other provisions of this Agreement; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.
27	NOTICE

27.1	Notices and deemed receipt

Any notice hereunder shall be given by either party to the other either personally to the Executive or the Company Secretary (as appropriate) or sent in the case of the Company, to its registered office for the time being and, in the case of the Executive, to his address last known to the Company. Any such notice shall be in writing and shall be given by letter delivered by hand or sent by first class prepaid recorded delivery or registered post or by facsimile transmission. Any such notice shall be deemed to have been received:-
(a)	if delivered personally, at the time of delivery;

(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting; and

(c)	in the case of registered airmail, five days from the date of posting; and

(d)	in the case of fax, at the time of transmission;
provided that if deemed receipt occurs before 9am on a business day the notice shall be deemed to have been received at 9am on that day and if deemed receipt occurs after 5pm on a business day, or on a day which is not a business day, the notice shall be deemed to have been received at 9am on the next business day. For the purpose of this Clause, “business day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.
27.2	No electronic service

For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by e-mail.
28	GOVERNING LAW AND JURISDICTION

28.1	Governing law

This Agreement shall be governed and construed in accordance with the law of England & Wales.

28.2	Jurisdiction

Each party hereby submits to the exclusive jurisdiction of the English courts as regards any claim, dispute or matter arising out of or in connection with this Agreement and its implementation and effect.
EXECUTED and DELIVERED as a Deed on the date first above written.
By CanArgo Energy Corporation acting by

/s/ Vincent McDonnell	Director
V McDonnell	Full Name

/s/ Elizabeth Anne Landles	Director/Secretary
Elizabeth Anne Landles	Full Name

EXECUTED and DELIVERED as a Deed by

Jeffrey Wilkins

/s/ Jeffrey Wilkins
in the presence of

/s/ Barry Moroney	Witness
Barry Moroney	Full Name
2 CRANBROOK, SS, GUERNSEY	Address
ACCOUNTANT	Occupation

SCHEDULE

Job Description:	Chief Financial Officer (CFO)

Employed by:	CanArgo Energy Corporation (the “Company”), as an Officer of the Company.

Location:	initially Guernsey, with travel to London, the United States and the countries of the former Soviet Union

Reporting to:	Chief Executive Officer of CanArgo
Specific Responsibilities:
Overall management of the Finance function of the Company. Specific responsibilities in the area of financial and project accounting, management and control include:-
Accounting:
1	Assess overall accounting needs of the organisation;

2	Provide technical accounting services to the CanArgo group;

3	Monitor and ensure corporate compliance with new accounting standards;

4	Manage monthly payroll (all companies) and directors compensation.
Finance:
1	Ensure that the Company’s financial records are accurately maintained;

2	Take responsibility for all financial functions including: A/P; A/R; Cash Management; G/L; Reconciliations.

3	Supervise and review consolidated financial statement preparation process;

4	Take responsibility for quarterly and annual financial statements including management discussion and analysis and notes thereto for inclusion in 10-Q and 10-K and filing of same;

5	Chief liaison with auditors during review of 10-Q, 10-K and SOX 404;

6	Co-ordinate prospectus and other filing documents including liaison with legal counsel, auditors, etc.

7	Ensure compliance with SEC and OSE regulations including filing of S-8’s, 8-K’s;

8	Proposals on corporate funding and assistance with fund raising;

9	Monitor and ensure compliance with initial and subsequent disbursement conditions of debt or other loans;

10	Liaise with legal counsel, corporate secretary to ensure that corporate investments are adequately protected/registered;

11	Prepare and maintain consolidated budget and present to Board of Directors;

12	Review quarterly cost recovery submissions under each Production Sharing Contract.
Treasury:
1	Monitor cash balances;

2	Monitor and advice on term deposit investment;

3	Liaise with bank(s);

4	Prepare and monitor letter of credit applications/status, escrow accounts, etc.;

5	Prepare vendor credit applications;

6	Review and sign cheques/wires for all outgoing payments.
Taxation:
1	Ensure compliance with applicable federal tax codes in US, Canada, UK, Cyprus, Georgia and Kasakhstan;

2	Prepare or review annual corporate tax filings in above jurisdictions;

3	Prepare annual franchise tax or other corporate tax filings; questionnaires;

4	Defend, if necessary, the corporation against unfair or frivolous tax claims or positions;

5	Develop appropriate corporate tax planning strategies.
Internal Controls:
1	Implement adequate internal controls and procedures to optimise resources, safeguard assets, prevent and detect fraud and maintain reliable control systems;

2	Update and maintain Accounting Policy and Procedures Manual;

3	Ensure compliance with Sarbanes Oxley and other relevant legislation.
Insurance:
1	Ensure the Company maintains adequate insurance coverage for existing group assets;

2	Assess or add coverage for new activities, assets;

3	Review annual insurance and other corporate practice applications;

4	Supervise preparation and follow-up of insurance claims.

Job Description:
This position is responsible for the overall financial management of the Company with the objectives of ensuring finance is available for agreed programmes, maintaining tight financial control of the business and ensuring financial reporting to the Company’s regulatory bodies is complied with in full. The position is based in Guernsey, but will require travel to the Company’s operating areas and more generally. The main finance function is based in Guernsey but as most expenditure and all income is currently received from Georgia, this position will be responsible for the overall finance function in Georgia, either directly or indirectly through the Company’s Georgian operating companies. As a senior officer of the Company this position will work closely with the CEO, COO and Corporate Secretary and will be involved in discussions on overall corporate strategy, financing, etc. The position will be expected to present to the Board of Directors of the Company and to the Company’s Audit Committee.